UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2026

Curbline Properties Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42265	93-4224532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Park Avenue
New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CURB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2026, Curbline Properties Corp. (the “Company”) and Curbline TRS LLC, a subsidiary of the Company (“Curbline TRS”), entered into an amended and restated employment agreement with each of Conor Fennerty, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and John Cattonar, the Company’s Executive Vice President and Chief Investment Officer (the “Employment Agreements”). The Employment Agreements supersede and extend the terms of their prior employment agreements through June 25, 2029. The prior employment agreements were otherwise set to expire on September 30, 2026.

In addition to extending the terms, the Employment Agreements increase Mr. Fennerty’s base salary from $600,000 to $650,000 and Mr. Cattonar’s base salary from $500,000 to $550,000. Mr. Fennerty’s Employment Agreement provides that his annual performance-based equity awards will have a grant date target value of no less than $600,000 and his annual time-based equity awards will have a grant date value of no less than $250,000. Mr. Cattonar’s Employment Agreement provides that his annual performance-based equity awards will have a grant date target value of no less than $600,000 and his annual time-based equity awards will have a grant date value of no less than $150,000. Both Employment Agreements also: (i) update the vesting of annual time-based awards to three-year ratable vesting, consistent with market practice within the Company’s peer group; (ii) provide change in control severance protections for cash-based severance for qualifying terminations within three months prior to a change in control; and (iii) make other clarifying changes, including to remove inapplicable references to SITE Centers Corp.

As consideration for agreeing to extend the term, Mr. Fennerty will receive a $1,500,000 backloaded restricted stock award and Mr. Cattonar will receive a $1,370,000 backloaded restricted stock award, both of which are subject to a five-year vesting schedule of which: (i) 0% vests on the first anniversary of grant; (ii) 15% vests on the second anniversary of grant; (iii) 15% vests on the third anniversary of grant; (iv) 20% vests on the fourth anniversary of grant; and (v) 50% vests on the fifth anniversary of grant. The awards will be granted pursuant to the Company's 2024 Equity and Incentive Compensation Plan.

The terms and conditions of the Employment Agreements are otherwise consistent with the respective descriptions included in the section titled “Employment Agreements with our NEOs” in the Company’s definitive proxy statement on Schedule 14A for its 2026 annual meeting of stockholders filed with the Securities and Exchange Commission on March 24, 2026.

The Compensation Committee of the Board of Directors of the Company (the “Committee”), after consultation with its independent compensation consultant, Gressle & McGinley, approved the Employment Agreements because it determined that it was critical to the Company’s continued success to retain both Mr. Fennerty and Mr. Cattonar and advisable to better align their compensation with the Company’s peer group based on Mr. Fennerty’s and Mr. Cattonar’s significant value to the Company. Specifically, the backloaded restricted stock grants were approved to better align Mr. Fennerty’s and Mr. Cattonar’s total annual compensation with their respective peers while also requiring a long-term commitment from each executive to the Company. 70% of each award remains at risk through the fourth anniversary of grant and 50% of each award remains at risk until the fifth anniversary of grant.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated as of June 25, 2026, by and among Curbline Properties Corp., Curbline TRS LLC, and Conor Fennerty
10.2	Amended and Restated Employment Agreement, dated as of June 25, 2026, by and among Curbline Properties Corp., Curbline TRS LLC, and John Cattonar
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curbline Properties Corp.

By:	/s/ Lesley H. Solomon
Name: Title:	Lesley H. Solomon Executive Vice President, General Counsel and Secretary

Dated: June 25, 2026